Paul Hastings LLP

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www.paulhastings.com

October 25, 2018

Metropolitan West Funds

865 South Figueroa Street

Los Angeles, California 90017

Re:         Metropolitan West Flexible Income Fund

Ladies and Gentlemen:

We have acted as counsel to Metropolitan West Funds, a Delaware statutory trust (the “Trust”), in connection with the establishment of a new series of shares of the Trust, the Metropolitan West Flexible Income Fund (the “Fund”), pursuant to Post-Effective Amendment No. 61 to the Trust’s Registration Statement expected to be filed on Form N-1A with the Securities and Exchange Commission on October 25, 2018 (the “Post-Effective Amendment”).

As such counsel and for purposes of our opinion set forth below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or appropriate as a basis for the opinion set forth herein, including, without limitation:

(i)	the Post-Effective Amendment;

(ii)

the Trust’s Trust Instrument dated December 9, 1996 and the By-laws of the Trust, each as presently in effect as certified by an officer of the Trust as of the date hereof (together, the “Charter Documents”);

(iii)	a certificate of the Secretary of State of the State of Delaware as to the good standing of the Trust under the laws of the State of Delaware as of June 27, 2018 (the “Good Standing Certificate”); and

Metropolitan West Funds

October 25, 2018

(iv)	resolutions adopted by the Trust’s Board of Trustees on June 4, 2018 authorizing the establishment and organization of each Fund, each certified by an officer of the Trust.

In addition, we have made such investigations of law as we have deemed relevant and necessary as a basis for the opinion expressed below.

In such examination and in rendering the opinion expressed below, we have assumed: (i) the due authorization, execution and delivery of all agreements, instruments and each other document by all the parties thereto (other than the due authorization by the Trust); (ii) the genuineness of all signatures on all documents reviewed by us; (iii) the authenticity and completeness of all documents, trust records, certificates and other instruments reviewed by us; (iv) that photocopy, electronic, certified, conformed, facsimile and other copies of original documents, trust records, certificates and other instruments reviewed by us conform to such original documents, trust records, certificates and other instruments; (v) the legal capacity and competency of all individuals executing documents; (vi) that all agreements, instruments and other documents are the valid and binding obligations of each of the parties thereto, enforceable against such parties in accordance with their respective terms and have not been amended or terminated orally or in writing; (vii) that the statements contained in the certificates and comparable documents of public officials, officers, trustees and representatives of the Trust and other persons on which we have relied for the purposes of this opinion letter (including, without limitation, the Good Standing Certificate) are true and correct on and as of the date hereof; and (viii) that any purchasers of shares of the Fund satisfy all regulatory and legal requirements applicable to them. As to all questions of fact material to this opinion letter, we have relied (without independent investigation, except as expressly indicated herein) upon certificates or comparable documents of officers, trustees and representatives of the Trust and of public officials, and upon the representations and warranties of the Trust.

Based upon the foregoing, and in reliance thereon, and subject to the limitations, qualifications and exceptions set forth herein, and assuming that (i) all of the shares of each Fund (the “Shares”) will be issued and sold for cash at the per-share public offering price on the date of their issuance in accordance with statements in each Fund’s Prospectus included in the Post-Effective Amendment and in accordance with the Charter Documents, (ii) all consideration for the Shares of each Fund will be actually received by that Fund, and (iii) all applicable securities laws will be complied with, we are of the following opinion:

1.        The Shares are duly authorized and, upon issuance and delivery of the Shares and receipt by the Funds of payment of the purchase price therefor in accordance with the Post-Effective Amendment, the Shares will be validly issued, fully paid and nonassessable by the Trust.

Metropolitan West Funds

October 25, 2018

The opinion expressed herein is subject to the following exceptions, qualifications and limitations:

(a)        We express no opinion with respect to any of the following (collectively, the “Excluded Laws”): (i) anti-fraud laws, state securities or blue sky laws, or other federal securities laws; (ii) Federal Reserve Board margin regulations; (iii) pension or employee benefit laws, e.g., ERISA; (iv) federal or state antitrust, trade or unfair competition laws, including, without limitation, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the Exon-Florio Act; (v) the statutes, ordinances, administrative decisions or rules and regulations of counties, towns, municipalities and other political subdivisions (whether created or enabled through legislative action at the federal, state or regional level); (vi) federal or state environmental laws; (vii) federal or state land use, building codes or subdivision laws; (viii) federal or state tax laws; (ix) federal or state laws relating to communications (including, without limitation, the Communications Act of 1934, as amended, and the Telecommunications Act of 1996, as amended); (x) federal patent, copyright or trademark, state trademark or other federal or state intellectual property laws; (xi) federal or state racketeering laws, e.g., RICO; (xii) federal or state health care laws or federal or state safety laws, e.g., OSHA; (xiii) federal or state laws concerning aviation, vessels, railways or other means of transportation; (xiv) federal or state laws concerning public utilities; (xv) federal or state labor or employment laws; (xvi) federal or state laws or policies concerning (A) national or local emergencies, (B) possible judicial deference to acts of sovereign states, including judicial acts, or (C) criminal or civil forfeiture laws; (xvii) federal or state banking laws or insurance laws; (xviii) export, import or customs laws; (xix) anti-terrorism orders, as the same may be renewed, extended, amended or replaced, or any federal, state or local laws, statutes, ordinances, orders, governmental rules, regulations, licensing requirements or policies relating to the same, including, without limitation, Executive Order 13224, effective September 24, 2001; (xx) the USA Patriot Improvement and Reauthorization Act of 2005, its successor statutes or similar statutes in effect from time to time, or the policies promulgated thereunder, or any foreign assets control regulations of the United States Treasury Department or any enabling legislation or order relating thereto; (xxi) federal or state laws concerning bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, including, without limitation, fraudulent transfer or fraudulent conveyance laws; or (xxii) other federal or state statutes of general application to the extent they provide for criminal prosecution (e.g., mail fraud and wire fraud statutes); and in the case of each of the foregoing, any rules or regulations promulgated thereunder or administrative or judicial decisions with respect thereto.

(b)        Without limiting any of the other limitations, assumptions, exceptions and qualifications stated elsewhere herein (including, without limitation, qualification paragraph (a) with respect to Excluded Laws), we express no opinion with regard to any law of any jurisdiction other than, as in effect on the date of this opinion letter, (i) to the

Metropolitan West Funds

October 25, 2018

extent set forth in our opinion above, the Delaware Statutory Trust Act (based solely upon our review of a standard compilation thereof), and (ii) the federal laws of the United States. We are limiting our opinion on the law of the state of Delaware to that extent because we are not admitted to practice law in that state.

This opinion letter is rendered solely to you and your shareholders in connection with the filing of the Post-Effective Amendment with respect to the Fund. This opinion letter may not be relied upon by you for any other purpose or delivered to or relied upon by any other person without our prior written consent; except that you may furnish a copy of this opinion for information (but not reliance): (i) to your independent auditors and your attorneys, (ii) pursuant to order or legal process of any court or governmental agency, and (iii) in connection with any legal action to which you are a party arising out of the issuance and delivery of the Shares. This opinion letter speaks only as of the date hereof and is not to be deemed to have been reissued by any subsequent delivery of a copy hereof. We expressly disclaim any responsibility to advise you or any other person of any development or circumstance of any kind, including any change in law or fact, that may occur after the date of this opinion letter that might affect the opinions expressed in this opinion letter.

We hereby consent to (i) the reference to our firm as Legal Counsel in the Post-Effective Amendment, and (ii) the filing of this opinion as an exhibit to the Post-Effective Amendment.

Very truly yours,

/s/ Paul Hastings LLP

PAUL HASTINGS LLP